Exhibit 99.1

NEWS RELEASE

The Progressive Corporation 6300 Wilson Mills Road Mayfield Village, Ohio 44143 http://www.progressive.com	Company Contact: Jeffrey W. Basch (440)446-7903

PROGRESSIVE ANNOUNCES CLAIMS GROUP PRESIDENT
MAYFIELD VILLAGE, OHIO — March 12, 2008 — The Progressive Corporation today announced the appointment of Susan Patricia Griffith as the Claims Group President, effective immediately. Mrs. Griffith, 43, who currently serves as Chief Human Resource Officer overseeing all Human Resources systems, policies and practices for the Corporation, first joined Progressive in 1988 as a claims representative in Indianapolis. Mrs. Griffith has served in various capacities since then, including claims unit supervisor, branch manager and auditor. She has also served as a regional claims manager and as a process manager responsible for the Company’s Subrogation group, the national Glass Claims Unit and the 24-hour Claims Reporting Unit. Mrs. Griffith has a bachelor’s degree from Illinois State University.
CEO and President Glenn Renwick said: “Tricia’s 20 years of Progressive experience—first in claims and for the last six years in Human Resources—make her an ideal person to assume this critical role.”
Mrs. Griffith will continue to report to Mr. Renwick in her new role.
A search for a new Chief Human Resource Officer will begin immediately.
About Progressive
The Progressive Group of Insurance Companies, in business since 1937, is the country’s third largest auto insurance group and largest seller of motorcycle and personal watercraft policies based on premiums written, and is a market leader in commercial auto insurance.
Progressive is committed to becoming consumers’ #1 choice for auto insurance by providing competitive rates and products that meet drivers’ needs throughout their lifetimes, superior online and in-person customer service, and best-in-class, 24-hour claims service, including its concierge level of claims service available at service centers located in major metropolitan areas throughout the United States.
Progressive companies offer consumers choices in how to shop for, buy and manage their auto insurance policies. Progressive offers its products, including personal and commercial auto, motorcycle, boat and recreational vehicle insurance, through more than 30,000 independent insurance agencies throughout the U.S. and online and by phone directly from the Company. To find an agent or to get a quote, go to www.progressive.com.
The Common Shares of The Progressive Corporation, the Mayfield Village, Ohio-based holding company, are publicly traded at NYSE:PGR.

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